Exhibit 99.1

Mesa Labs Reports 46% Increase in First Quarter Revenues

Lakewood, Colorado, August 6, 2014 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported a 46 percent increase in revenues for the first quarter ended June 30, 2014.

Highlights:

●	Revenues for the first quarter increased 46 percent to $16,400,000 as compared to the same quarter last year
●	Net income for the first quarter increased one percent to $1,881,000 as compared to the same quarter last year
●	Non-GAAP adjusted net income for the first quarter increased 17 percent to $2,612,000[1]as compared to the same quarter last year

Revenues for the first quarter increased 46 percent to $16,400,000 as compared to $11,218,000 for the same quarter last year. Net income for the first quarter increased one percent to $1,881,000 or $0.51 per diluted share of common stock as compared to $1,860,000 or $0.52 per diluted share of common stock for the same quarter last year.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the first quarter increased 17 percent to $2,612,0001 or $0.71 per diluted share of common stock as compared to $2,238,000 or $0.63 per diluted share of common stock for the same quarter last year.

“Mesa’s fiscal year 2015 is off to a great start, with the Company posting record revenues in its first quarter,” said John J. Sullivan, President and Chief Executive Officer. “The acquisition of five new businesses in the past 12 months helped drive up revenues 46 percent, as compared to this period last year. However, the growth was not just from business acquisitions. Mesa’s existing businesses (excluding the Continuous Monitoring Division) posted nine percent organic growth in the first quarter, with the Instruments Division up six percent and the Biological Indicators Division up 13 percent (adjusted downward from 22 percent for the impact of the prior year product replacement initiative). For the remainder of the fiscal year, we expect that Mesa’s newly acquired businesses will continue to drive revenues growth, and we will continue our product development and marketing initiatives to promote organic growth.”

“Mesa’s profitability, as measured by adjusted net income, also posted solid gains this quarter, up 17 percent, as compared to this period last year,” continued John Sullivan. “While this level of profit growth was good, profits still were not at the desired level, compared to Mesa’s historical results. Unusual expenses and integration costs associated with the acquisitions of the two continuous monitoring businesses in fiscal year 2014 continued to negatively impact our profitability this quarter. Additionally, we acquired two new businesses during the first quarter of fiscal year 2015; the BGI business near Boston, Massachusetts and the Amilabo business near Lyon, France. Acquisition and integration costs of these two businesses also had a negative impact on profits for the quarter. Going forward, we expect to get these unusual costs behind us, resulting in improved performance for adjusted net income. Net income was also negatively impacted by these unusual expenses, in addition to increased non-cash expenses for amortization of intangibles acquired as part of the five recent acquisitions.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

 Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2014	2013
Revenues	$16,400	$11,218
Cost of revenues	6,695	4,421
Gross profit	9,705	6,797
Operating expenses	6,650	3,754
Operating income	3,055	3,043
Other expense, net	162	28
Earnings before income taxes	2,893	3,015
Income taxes	1,012	1,155
Net income	$1,881	$1,860

Net income per share (basic)	$0.54	$0.55
Net income per share (diluted)	0.51	0.52

Weighted average common shares outstanding:
Basic	3,501	3,394
Diluted	3,656	3,553

Consolidated Balance Sheets

(Amounts in thousands)	June 30, 2014 (Unaudited)	March 31, 2014
Cash and cash equivalents	$3,200	$5,575
Other current assets	24,891	20,991
Total current assets	28,091	26,566
Property, plant and equipment, net	7,902	7,680
Other assets	74,291	63,283
Total assets	$110,284	$97,529

Liabilities	$43,886	$33,196
Stockholders’ equity	66,398	64,333
Total liabilities and stockholders’ equity	$110,284	$97,529

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2014	2013
Net income	$1,881	$1,860
Amortization of intangible assets, net of tax	731	378
Adjusted net income	$2,612	$2,238

Adjusted net income per share (basic)	$0.75	$0.66
Adjusted net income per share (diluted)	0.71	0.63

Weighted average common shares outstanding:
Basic	3,501	3,394
Diluted	3,656	3,553

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into three divisions across seven physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "intend," “anticipate,” "estimate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2014, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000